Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-176656

LIONSGATE Investor Presentation September 2011

Lionsgate has filed a registration statement (including a base prospectus) with the Securities and Exchange Commission for the proposed offering of shares of common shares to which this presentation relates, which became effective on September 20, 2011. Lionsgate has also filed a preliminary prospectus supplement for the proposed offering. The registration statement on Form S-3 and preliminary prospectus supplement may be accessed through the Securities and Exchange Commission's website at www.sec.gov. This presentation is for informational purposes only and shall not constitute or form part of an offer to sell or a solicitation of an offer to buy shares of Lionsgate common shares, nor shall there be any sale of these shares in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction, nor any inducement to investment activity, nor may it or any part of it form the basis of or be relied upon in connection with any contract or commitment whatsoever. Any decision to purchase shares in the proposed offering should be made solely on the basis of the information contained in the preliminary prospectus supplement, together with the accompanying prospectus and information contained in any free writing prospectus. This presentation has been prepared by Lionsgate solely for use in the roadshow presentation held in connection with the proposed offering. The information contained herein has not been independently verified. No representation, warranty or undertaking, express or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. You should assume that the information appearing in this presentation is as of the date on the front cover of the preliminary prospectus supplement only, or as otherwise indicated herein, regardless of the time of delivery. Lionsgate's business, prospects, financial condition and results of operations may have changed since that date. The matters discussed in this presentation include forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, the substantial investment of capital required to produce and market films and television series; increased costs for producing and marketing feature films; budget overruns; limitations imposed by Lionsgate’s credit facilities; unpredictability of the commercial success of Lionsgate’s motion pictures and television programming; the cost of defending Lionsgate’s intellectual property; difficulties in integrating acquired businesses, technological changes and other trends affecting the entertainment industry; and the risks and uncertainties described under the heading “Risk Factors” in Lionsgate’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011, as filed with the SEC on May 31, 2011, as updated by its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, as filed with the SEC on August 9, 2011, which information is incorporated by reference in the preliminary prospectus supplement, and the additional risks described under “Risk Factors” in the preliminary prospectus supplement. Lionsgate undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances. Lionsgate undertakes no obligation to update publicly the information contained in this presentation, or any forward-looking statements, to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events. This presentation contains references to Lionsgate’s trademarks and service marks and to those belonging to other entities. Lionsgate does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of Lionsgate by, any other companies. Any other companies’ trade names, trademarks or service marks are the sole property of their respective owners. By attending this presentation, participants agree not to remove this document, or any materials provided in connection herewith, from the conference room where such documents are provided. Participants agree further not to photograph, copy or otherwise reproduce these materials in any form or pass on, directly or indirectly, these materials to any other person or for any purpose during the presentation or while in the conference room. Participants must return this presentation and any other materials provided in connection herewith to Lionsgate at the completion of this presentation. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Piper Jaffray & Co. at 1-800-747-3924 or by email: prospectus@pjc.com. Special Notice Regarding Non-Public Information 2

Offering Summary 3 NYSE / LGF Listing / Ticker 100% secondary Allocation Piper Jaffray Bookrunner Week of October 3, 2011 Expected Pricing Approximately 19.2 million shares Offering Size Approximately 2.9 million shares Over-Allotment

Today s Presenters 4 Michael Burns Vice-Chairman Vice-Chairman since March 2000 Lionsgate board member since 1999 25+ years of entertainment and Wall Street experience James Keegan Chief Financial Officer Lionsgate CFO since September 2002 CFO, Trimark and Artisan Entertainment, 1990-2002 Brian Goldsmith EVP, Corporate Development & Strategy Lionsgate EVP of Corporate Development and Strategy since 2008 COO / CFO Mandate Pictures, 2001-2007 Finance / Corporate Development, Sony Pictures Home Entertainment, 1996-2000 Board member of TV Guide Network and FearNet ’

Business Overview 5

6 Why Lionsgate? We are a leading content creator and distributor at a time when content consumption is growing worldwide We have built a unique, difficult to replicate portfolio of assets, including a 13,000-title / episode world-class library that provides a base of free cash flow and recurring revenue We are an innovator in the digital space which creates higher margin incremental revenue opportunities and new buyers for our content, enhancing its underlying value Ongoing simplification of our business creates opportunities to monetize noncore assets Our robust film and television slates and franchises, combined with our vast library, uniquely positions us to capitalize on digital licensing opportunities Our historic focus on large niches where we can achieve a sustainable competitive advantage allows us to market and distribute our product cost-effectively

Media Industry: Significant Headwinds/Growing Opportunities 7 Digital technology is driving new, higher margin and potentially incremental revenue streams New digital buyers are creating new competition in traditional markets Demand for content is increasing with the expansion of multiple platforms worldwide Entertainment properties are achieving strong international growth Deep niche audiences support repeatable brands and can be targeted cost-effectively New windowing and pricing strategies allow customization of product offerings for consumers While Significant Opportunities Are Emerging” “Challenges Continue Packaged media has become a mature business and will continue its slow decline Transition from traditional to new platforms challenges old business models, windowing and pricing strategies Weak global economy puts pressure on consumer discretionary spending

Lionsgate Today Generated revenue of approximately $1.6 billion and Adjusted EBITDA1 of $106.5 million in FY11 Only scaled independent with a unique value proposition: Theatrical releasing operation Full service home entertainment distribution (packaged media and digital/on demand) Robust television production and syndication business Ownership in five cable networks Direct distribution in U.S. and U.K., worldwide licensing arm, and multi-territory channel offering Portfolio of leading new media/digital media investments 8 1 Please see Adjusted EBITDA definition in Appendix. Key Lines of Business Television Channels / Digital Home Entertainment / Managed Brands Library Film A Leading Content Creator And Distributor Positioned To Capitalize On Growth In Worldwide Consumption of Content Across Multiple Platforms

More than half of films on the fiscal 2012-2014 slates are strong brands with franchise potential (HUNGER GAMES, EXPENDABLES 2, WHAT TO EXPECT WHEN YOU'RE EXPECTING, TEXAS CHAINSAW, DIRTY DANCING, etc.) Diversified portfolio of 10-14 wide theatrical motion picture releases per year, balanced between in-house productions and acquisitions International presales typically cover more than 50% of production cost, mitigating risk Films generated $516 million at North American box office in CY20101 55 Academy Award® nominations and 10 Oscar wins in the past 10 years, more than any other independent studio 9 A Unique World-Class Film Business 1 Source: Rentrak Branded, Targeted Properties And Franchise Opportunities Will Drive Growth

The Portfolio Approach 10 Diversified Slate Reduces Portfolio Volatility While Providing Long-Term Upside Potential

Upcoming Film Slate Targeted Brands And Significant Franchise Potential Mar 2013 Oct 2012 Sep 2012 Oct 2012 Jan 2013 11 Apr 2012 May 2012 Aug 2012 Feb 2012 Mar 2012

12 Focus on original programming for cable rather than broadcast networks Revenue CAGR of 22% for FY2006-FY2011 Emergence of digital players expands distribution opportunities 93 Emmy® nominations and 19 Emmy® Awards over the past 5 years Television Segment Revenue ($ mm) 22% CAGR Note: Excludes EPIX and TV Guide. Television Overview Unique And Efficient Business Model Capitalizing On Emerging Digital Content Trends $132.9 $118.5 $210.5 $222.2 $350.9 $353.2 FY2006A FY2007A FY2008A FY2009A FY2010A FY2011A

Blue Mountain State Achieved record ratings for Spike in its second season finale Season 3 production underway Nurse Jackie Critically-acclaimed series currently in production on season four Recently received two Emmy® nominations Weeds One of Showtime’s most successful series Projected to generate over $100 million in total home entertainment revenues over its lifetime Season 7 debuted to strong numbers Mad Men Critically acclaimed series has won four consecutive Best Drama Emmy® awards (4th show ever to receive this recognition) Three-season pickup from AMC for 5th, 6th and 7th seasons All seven seasons already licensed into syndication with Netflix Boss Riveting drama starring Kelsey Grammer, directed by Gus Van Sant Debuts October 2011 3 Television Production A Leading Producer And Supplier Of Popular And Critically Acclaimed Shows For Cable Networks

4 Unique and successful business comprised of 1st run programming in syndication (House of Payne, Meet the Browns, Are We There Yet? and Wendy Williams) Traditional off-network distribution and syndication of shows such as South Park, Family Feud, and Hell’s Kitchen Innovative model for original syndicated sitcoms with over 450 episodes ordered to date House of Payne: 212 episodes Meet the Browns: 140 episodes Are We There Yet?: 100 episodes Full pipeline of product The Jeremy Kyle Show debuted in September 2011 3rd sitcom from Tyler Perry (For Better or Worse) debuts on TBS in November 2011 Anger Management (starring Charlie Sheen and produced by Joe Roth) Television Syndication

Home Entertainment Group 5 Market share of 7% approaching major studio levels with opportunistic distribution1 Consistently converting box office to home entertainment revenue at a rate 25% higher than the industry average2 Translating box office-to-DVD conversion leadership into box office-to-VOD and box office-to-digital conversion leadership3 Unique brand management strategy Strong third-party distribution business attracts blue chip partners: 1 Source: Rentrak and Nielsen as of June 2011. 2 Source: Rentrak, Nielsen and Lionsgate internal research for the period January 2011 to June 2011; conversion premium is for live action films, i.e. excludes animated pictures. 3 Source: Rentrak, Nielsen and Lionsgate internal research for the period January 2011 to June 2011. Significant Market Share With Industry Leading Conversion Rates

16 Library World Class Library Of Films And Television Programming Nearly 13,000 motion picture titles and television episodes Generated approximately $130 million in cash flow in FY2011 Contribution from packaged media has decreased from approximately 75% five years ago to approximately 40% today Annual Reported Library Revenue ($ mm) 14% CAGR $374 $371 $319 $296 $274 $197 FY2006A FY2007A FY2008A FY2009A FY2010A FY2011A

On-demand/digital revenues grew 69% YoY in FY11 to $140 million New buyers of high margin digital content emerging domestically and internationally Netflix licensed 91 episodes (7 seasons) of Mad Men Hulu Plus licensed all 9 seasons of Hell’s Kitchen for streaming service Digital deals in international marketplace expected to generate meaningful incremental EBITDA for Lionsgate Creating new content for the digital domain Extending Lionsgate brands into social games utilizing Facebook platform; recently launched Weeds and Dirty Dancing social games Exploring new windowing and pricing strategies  New Digital Marketplace Emerging Digital Demand Increases Value of Content 7

EPIX - Multiplatform Premium Entertainment Network Operating cash flow positive and profitable in 2nd year since channel launch Fastest growing premium network with approximately 9 million subscribers Available in 32 million homes through eight distribution partnerships Partnership with Netflix broadens distribution footprint and makes EPIX an innovator in digital distribution Provides greater control of Lionsgate product in pay television window, allowing maximum flexibility for on-demand distribution EPIX Poised To Benefit From The Transition From Traditional To Digital Media Note: As of June 30, 2011, Lionsgate owned 31.2% of EPIX. 1

Channel, Digital and International Ventures

Our Channel And Digital Ventures Represent Substantial Asset Value

TV GUIDE NETWORK

- Nationally distributed cable network reaching approximately 80.9 million homes[1]
- Transformed utility channel with navigation component into full screen entertainment channel across majority of distribution footprint (nearly 80% expected by the end of 1Q 2012)

FEAR NET

- A leading branded horror movie VOD service, linear cable network, and broadband offering
- Jointly owned by Sony, Comcast and Lionsgate

TV GUIDE .COM

- Online network providing television listings (74% market share)[2] and entertainment editorial content; mass market leader in video search
- Over 18.9 million unique visitors in July 2011 (including syndication)[3]

BREAK MEDIA

- A leading independent digital destination network targeting men aged 18-34 with online video and editorial content
- #1 distributor of online comedy videos[4]; operates 4th largest video ad network[4]; 72 million[4] global monthly unique visitors throughout network

TIGER GATE

- Premium cable television venture targeting $25 billion Asia pay TV market
- Kix (action) and Thrill (horror/suspense) have launched in Indonesia, Hong Kong, Singapore, and the Philippines, with new launches anticipated in Thailand and Malaysia

Note: As of June 30, 2011, Lionsgate owned 51.0% of TV Guide Network and TVGuide.com, 42% of Break Media, 45.9% of Tiger Gate and 34.5% of FearNet.

[1] Source: Nielsen as of September 2011.

[2] Source: Comscore as of July 2011; including syndication.

[3] Source: Omniture.

[4] Source: Comscore August 2011.

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Financial Overview 3

Income Statements Note: Financials are for Lionsgate Entertainment Corp. 1 Non-GAAP metric ($ mm) 2006 2007 2008 2009 2010 2011 1Q 2012 LTM 6/30/2011 Total Revenue $945.4 $976.7 $1,361.0 $1,466.4 $1,489.5 $1,582.7 $261.3 $1,517.4 Expenses Direct Operating ($457.0) ($435.9) ($660.9) ($793.8) ($778.0) ($795.7) ($139.4) ($777.5) Distribution and Marketing ($399.3) ($404.4) ($635.7) ($669.6) ($506.1) ($547.2) ($64.7) ($471.8) General and Administration ($69.9) ($90.8) ($119.0) ($136.6) ($143.1) ($171.5) ($28.0) ($134.8) EBITDA1 $19.2 $45.6 ($54.6) ($133.6) $62.3 $68.3 $29.2 $133.3 Depreciation and Amortization ($3.8) ($3.7) ($5.5) ($7.7) ($12.5) ($5.8) ($1.2) ($5.4) Operating Income / (Loss) $15.4 $41.9 ($60.1) ($141.3) $49.8 $62.5 $28.0 $127.9 Interest Expense, net ($25.5) ($17.9) ($18.6) ($28.5) ($45.6) ($53.4) ($15.9) ($55.1) Other Expenses, net ($0.1) ($0.8) ($4.7) ($6.0) ($22.5) ($58.4) $1.3 ($45.4) Pre-Tax Income ($10.2) $23.2 ($83.4) ($175.8) ($18.3) ($49.3) $13.4 $27.4 Taxes $1.0 ($7.7) ($4.0) ($2.7) ($1.2) (4.3) ($1.2) ($4.7) Income from Discontinued Operations $4.5 – – – – - - - Net Income (Loss) ($4.7) $15.5 ($87.4) ($178.5) ($19.5) ($53.6) $12.2 $22.7 Fiscal Year Ended March 31, 4

Balance Sheet ($ mm) 6/30/2011 2011 2010 Assets Cash and Cash Equivalents $111.0 $86.4 $69.2 Restricted Cash $19.8 $43.5 $4.1 Restricted Investments - - $7.0 Accounts Receivable, net $252.3 $330.6 $292.9 Investment in Films and Television Programs, net $725.6 $607.8 $661.1 Property and Equipment, net $8.4 $9.1 $12.4 Equity Method Investments $152.8 $150.6 $179.1 Goodwill $239.3 $239.3 $239.3 Other Assets $55.4 $46.3 $62.0 Assets Held for Sale1 $35.4 $44.3 - Total Assets $1,600.0 $1,557.8 $1,527.2 Liabilities Senior Revolving Credit Facility $0.0 $69.8 $17.0 Senior Secured Second-Priority Notes $431.0 $226.3 $225.2 Accounts Payable and Accrued Liabilities $155.1 $231.0 $253.7 Participations and Residuals $291.4 $297.5 $302.7 Films Obligations and Production Loans $298.1 $326.4 $351.8 Convertible Senior Subordinated Notes and Other Financing Obligations $94.2 $111.0 $192.0 Deferred Revenue $176.3 $150.9 $130.9 Liabilities Held for Sale1 $12.4 $17.4 - Total Liabilities $1,458.6 $1,430.3 $1,473.2 Shareholders’ Equity Common Shares $644.7 $643.2 $521.2 Accumulated Deficit ($502.0) ($514.2) ($460.6) Accumulated Other Comprehensive Loss ($1.3) ($1.4) ($6.6) Total Shareholders’ Equity $141.4 $127.5 $53.9 Total Liabilities and Shareholders’ Equity $1,600.0 $1,557.8 $1,527.2 1 Assets and Liabilities held for sale as of 3/31/10 not broken out. For the Period Ending March 31,  5

Long-Term Financial Objectives & Principles Utilize co-financing for product to mitigate risk while maximizing ultimate profitability Continue to build library assets with long-term value Target average contribution margin of 12.5% or higher for the overall business Maintain G&A expenses at a level that continues to compare favorably to peers FY2011 G&A represented 7.3% of revenue, excluding non-recurring corporate defense charges and stock based compensation Maintain a strong balance sheet with ample liquidity Continue to evaluate potential acquisitions as well as monetization of non-core assets consistent with long-term strategic growth trajectory 6

55 Oscar Nominations 98 Emmy Nominations 13,000 Titles 5 Channels 1 Vision Look What We ve Built ’ 7

Appendix 8

Definitions 26 Adjusted EBITDA represents EBITDA as defined above adjusted for stock-based compensation, EBITDA attributable to TV Guide Network, certain corporate defense and related charges, and non-risk prints and advertising expense. Stock-based compensation represents compensation expenses associated with stock options, restricted share units and stock appreciation rights. EBITDA attributable to TV Guide Network represents the Company’s 51% share of TV Guide Network’s EBITDA for the year ended March 31, 2011. Corporate defense and related charges represent legal fees, other professional fees, and certain other costs associated with a shareholder activist matter. Non-risk prints and advertising expense represents the amount of theatrical marketing expense for third party titles that the Company funded and expensed for which a third party provides a guarantee that such expense will be recouped from the performance of the film (i.e. there is no risk of loss to the company) net of an amount of the estimated amortization of participation expense that would have been recorded if such amount had not been expensed. The amount is subtracted from EBITDA in the year ended March 31, 2011 because there was no non-risk prints and advertising expense incurred and the amount represents the estimated amortization of participation expense that would have been recorded if such prior period amounts had not been expensed. Management believes EBITDA and EBITDA, as adjusted to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. Presentation of EBITDA and EBITDA, as adjusted is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. While management considers EBITDA and EBITDA, as adjusted to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with Generally Accepted Accounting Principles. EBITDA and EBITDA, as adjusted do not reflect cash available to fund cash requirements. Not all companies calculate EBITDA or EBITDA, as adjusted in the same manner and the measure as presented may not be comparable to similarly-titled measures presented by other companies. EBITDA is defined as earnings before interest, income tax provision, depreciation and amortization, equity interests, and gains or losses on extinguishment of debt and the sale of equity securities. EBITDA is a non-GAAP financial measure.

FY2011 Reconciliation of Net Income (Loss) to Adjusted EBITDA 10 1 The year ended March 31, 2011 includes $21.9 million in additional compensation expense associated with the immediate vesting of certain equity awards held by certain executive officers as a result of the triggering of "change in control" provisions in their respective employment agreements, which occurred on June 30, 2010. ($ mm) Fiscal Year Ended March 31, 2011 Net Income (Loss) ($53.6) Depreciation and Amortization $5.8 Contractual Cash Paid Interest Expense $38.9 Noncash Interest Expense $16.3 Interest and Other Income ($1.7) Income Tax Provision $4.3 Equity Interests Loss $43.9 Loss (Gain) on Extinguishment of Debt $14.5 EBITDA $68.3 Stock-Based Compensation1 $32.5 EBITDA Attributable to TV Guide Network $8.4 Corporate Defense and Related Charges $22.8 Non-Risk Prints and Advertising Expense ($25.7) EBITDA, as Adjusted $106.5

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